            Imagination in Education

For Immediate Release

ROBERT GROVER PROMOTED TO PRESIDENT,

CHIEF OPERATING OFFICER AND CHIEF TECHNOLOGY OFFICER AT PCS EDVENTURES

          Boise, Idaho – February 23, 2010 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-12 programs that focus on Science, Technology, Engineering and Mathematics, today announced the promotion of Robert Orson Grover to the positions of President, Chief Operating Officer, and Chief Technology Officer at the Company.  Mr. Grover’s expanded oversight responsibilities will include marketing, sales and product development.  He will continue to be heavily involved in PCS' international business initiatives.

"Robert has been a key part of our Company for over twenty years," noted Anthony A. Maher, Chairman, Chief Executive Officer, and Acting Financial Officer of PCS Edventures!.com, Inc.  "The Board and I have the utmost confidence in his abilities to execute these expanded responsibilities in a professional and highly effective manner."

“The assumption of these additional responsibilities by Robert will allow PCS to more effectively address the evolving nature of the educational market landscape,” continued Maher.  “PCS products and services are designed to allow students to develop, in a fun and interesting way, the critical thinking skills necessary to succeed in the 21st Century workplace.  The consolidation of our operational activities under one President/COO/CTO will allow me to focus my attention, as CEO, upon longer-term strategic initiatives, the evaluation of acquisition opportunities, financial planning and expanding our relationships within the investment community.”

Mr. Grover was one of the Company’s original founding employees and over the past twenty years has been responsible for product development and technology initiatives. A lifelong native of Idaho, he is a Boise State University alumnus, where he earned an AAS degree in Management and a BA degree in English.

About PCS Edventures!

      PCS Edventures! is the recognized leader in the design, development and delivery of educational learning labs bundled with related technologies and programs to the K-12 market worldwide. The PCS suite of products includes hands-on learning labs involving such technology-rich topics as Science, Technology, Engineering and Math (STEM), along with other products and services that are rich in imagination, innovation, and creativity.  PCS programs have been deployed at over 6,000 sites in all 50 United States and in 17 countries internationally.  Additional information is available at http://www.edventures.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2009 and Form 10-Q for the nine months ended December 31, 2009 as filed with the Securities and Exchange Commission.

Contact Information:

Financial Contact:  Janelle Conaway 1.800.429.3110 X 101, jconaway@pcsedu.com

Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site:               www.edventures.com